Exhibit 10.15

The Royal Bank of Scotland plc

 No 2214

Piraeus Branch

CONTRACT FOR THE GRANTING OF CREDIT BY A CURRENT ACCOUNT

In Piraeus this 3 October 2005 between The Royal Bank of Scotland plc of Edinburgh, Piraeus Branch, lawfully represented by Mr Fotis Bratimos (hereinafter called “the Bank”) of the first part and Aegean Marine Petroleum Network Inc (hereinafter called “the Borrower”) of the second part, Mr Dimitrios Melissanides and Leveret International Inc (hereinafter called “the Guarantor”) of the third part, it was mutually agreed as follows:

1. CREDIT

The Bank in consideration of interest and commission grants to the Borrower credit up to the amount of US$ 35,000,000.- (United States Dollars Thirty Five Million) (hereinafter referred to as “the Credit”), to assist in the purchase by the Borrower of approximately 8% of the outstanding shares from Leverel International Inc representing the beneficial interest of the siblings of Mr Dimitrios Melissanides in Aegean Marine Petroleum Network Inc and enabling Leveret to re-purchase the 8% shareholding.

2. ACCOUNT

The present credit shall be served by an open current account (hereinafter referred to as “the Account”) between the Bank and the Borrower.

3. SERVICE OF THE CREDIT

3.1. The Borrower

3.1.1. The Borrower may make use of the credit either by way of withdrawals of funds directly by the Borrower or by cheques drawn by the Borrower on the Account or by written orders to the Bank to make payments to third parties, such orders being given either by letter or as a consequence of the opening of confirmed credit, or by discounting of promissory notes or bills of exchange.

The aforementioned use of the credit is made at the Borrower’s request for his own convenience and at his own risk, while any forgery, or alteration or misuse of the cheque forms given to the Borrower by the Bank or receipts of withdrawals or orders of his as well as any forgery of the signature of the Borrower or the holder or the endorsee are exclusively to the charge of the Borrower. Any payment made by the Bank on the basis of such a forged, altered or misused cheque, receipt or order of the Borrower is deemed to be legal and binding on the Borrower.

3.1.2. The Borrower shall make use of the account in accordance with the rules, regulations, conditions, limitations and purposes from time to time laid down by the Currency Committee, of the Bank of Greece, any other competent authority and the Bank

3.1.3. Revolving use of the credit

The Borrower may repeatedly make use of the credit under the following terms and conditions:

3.1.3.1. The Borrower, without prejudice to c1. (3.1.3.2) and (3.2.3), is obliged to deposit to the credit of the Account(s) the sums drawn from the Credit within the time-limits set out by the Bank at the Bank’s own discretion and in accordance with the specific or general rules and regulations of the Bank of Greece or any other competent authority. In case of the Borrower defaults in discharging this obligation, c1. (7.2) of the present deed will apply.

3.1.3.2. In the event that the debit balance of the Account exceeds the agreed limit of the Credit specified in c1. (1) herewith (overdraft) the Borrower shall deposit immediately to the credit of the Account(s) an amount equivalent to the amount overdraft otherwise the Bank is entitled, acting at its discretion to close the account and call on the credit.

3.2. The Bank

3.2.1. The Borrower agrees that the Bank is entitled at its own discretion, at any time to set off and compensate any claim of the Borrower towards the Bank, regardless of the time and cause that gave rise to such claim, against any indebtedness of the Borrower arising hereunder. The Borrower also agrees that the Bank is entitled to debit the present account with any amount owed or due to be owed at any time by the Borrower to the Bank for any reason whatsoever either as primary obligor or as guarantor or otherwise.

3.2.2. The Bank is entitled at any time at its own discretion and for any reason whatsoever, even if there is no overdraft, to close definitively the Account even prior use of it without having to give any notice to the borrower.

3.2.3. The Bank is entitled without giving any notice to the Borrower either to transfer the amount, which is not deposited according to c1. (3.1.3.2), to a separate account (on which amount interest is due at the default interest rate provided for by 5,4 of the present contract or to limit the credit and close definitively the Current Account to an extent equal to the non-deposited amount under the consequences set out in c1. (7.2). In the latter case the Borrower may make further use of the credit in respect of the non-closed part

3.2.4. The Bank may at any time unilaterally and according to its own book keeping and accounting necessities divide the Account in several accounts or amalgamate (consolidate) several accounts kept with the Bank pursuant to the present or to other contracts.

3.2.5. If the account should present any credit balance in favour of the Borrower, the Bank shall pay the interest each time applicable for sight deposits.

4. PAYMENTS

4.1. The Borrower (a) shall pay principal, interest, commission and any other amount payable under this contract in New York Clearing House Funds, which at the date of payment shall be immediately available to the credit of the account of Bank’s Piraeus branch or any other branch or office that the Bank may specify, free and clear of any deduction for any present or future tax, duty, levy, impost or any other charge of similar nature which has been levied, asserted or paid to or on account of the government of any country or political subdivision of them or any tax authority except for the income Tax or Franchise Tax of the federal Government of U.S.A., New York State, U.K. or any other political subdivision of them, (b) shall pay U.S. Interest Equalization Tax and any stamp duty, turnover tax, v.a.t., duty and charge either existing or imposed at any time in the future, payable by or imposed to the bank or any other tax in relation to the drafting, execution, delivery, performance of the Credit or any security agreement which secures the indebtedness of the Borrower arising under this contract. If the Bank pays any tax from the aforementioned, the Borrower shall indemnify the Bank on demand.

4.2. If any change in any law or regulation or in the interpretation thereof by any Government or authority (a) subjects the bank to any tax, impost, duty, deduction or charge whatsoever, (b) changes the basis of calculating the taxes on paid-off principal and interest to the bank, except for the taxes on the net income of the Bank, (c) imposes or modifies any reserve requirements against assets held by or deposits in or for the account or loans by the Bank of Greece or (d) imposes on the Bank any other condition with respect to the credit and the result of the foregoing is to increase the cost to the Bank of making or maintaining the Credit or to reduce the amount of principal or interest receivable by the Bank hereunder, then the Borrower shall indemnify the Bank on demand for such additional cost or reduction.

4.3. All taxes and duties imposed or to be imposed on interest, commissions etc. shall be exclusively to the charge of the Borrower and the Borrower shall therefore be obliged to reimburse the Bank at the time of payment of the said interests, commissions etc. for any amount paid by the Bank for the above reasons. Furthermore, all taxes, duties and disbursements in general connected with the conclusion, amendment or termination hereof, the operation of the account, the payment of the Bank’s claims or arising out of any other cause whatsoever shall also be exclusively to the charge of the Borrower and the Borrower shall be obliged to pay all the said without further notice. In case of non-payment of any of the above mentioned amounts, the Bank is entitled without any other requirement to debit the Borrower’s account with the said amount and with interest thereon at the contractual or at the overdue indebtedness rate, as the case may be.

4.4. All expenses and disbursements in relation with the drafting, conclusion, delivery and enforcement of the contract and any other security agreement which secures the obligations of the Borrower to the Bank, including the fees of the legal advisors of the Bank appointed by the Bank in this and any other jurisdiction in connection with actions provided for by the present contract as well as the fees of any auditor, inspector, or other surveyor for any advice or service which will be deemed necessary or expedient in connection with the conclusion of the present contract and any other security agreement which secures the credit and the maintenance or assessment of the security granted hereunder, shall go to the charge of the Borrower and shall be reimbursable by him to the Bank with interest at the default interest rate provided for by cl. 5.4 from the moment on which the disbursement etc. incurred until the moment of actual payment.

4.5. A flat fee of US$ 8,000 (United States Dollars Eight Thousand) is payable by the Borrower on the date of signing of this contract being commitment commission.

4.6. The Bank is entitled to debit the disbursements, taxes, expenses etc. provided for in cl. (4.1), (4.2), (4.3), (4.4) of the present contract to any account of the Borrower kept at any of its branches.

5. INTEREST RATE CALCULATION

5.1. The Borrower is obliged to pay interest at a rate equal to zero point forty five per cent (0.45%) over one month Liber (the “Interest Rate”). The interest rate will be refixed on the first Business Day of each month (in the present contract such day means every day on which the Banks in Piraeus are open for domestic and foreign exchange Business) and will be valid until it will be refixed again. Interest shall be assessed on the amount of the Credit at any time unpaid and on the basis of a year of 360 days and will be payable on the last Business Day of each month, and on the final repayment date of the facility.

~~5.2. For the purposes of the present contract, the Best Interest Rate for credits of eurodollars vis-a-vis current account from Bank’s Piraeus branch to its best customers means the arithmetic average (rounded upwards to the nearest one eighth) increased by 2 percentage units of the rates at which 30 days Eurodollar deposits are offered at the Banks’ Office in London by first class banks in the London Interbank Market on each Monday and Tuesday of each week, as such rates are offered to the Bank at 11:00 a.m. on the preceding Thursday or Friday respectively. The Bank shall notify to the Borrower the manner of fixing the rate of interest each time applicable on the credit.~~

5.3. The Bank’s written notice to Borrower shall constitute prima facie evidence about the level of rates of interest for Eurodollar deposits valid on the London Interbank Market, the Borrower bearing thus the burden of proof that the prevailing rate of interest is different. In any case, it is expressly agreed that, if the written notice about the level of the rate of interest has been sent from the Bank to the Borrower within 5 days from the aforementioned day of refixing the rate of interest due on the credit and the Borrower has not within 10 days from the date on which such notice had been sent notified the Bank of its objections, if any, against the rate of interest stated in the Bank’s notice, then the Borrower shall be conclusively deemed to have accepted the rate of interest applying each time on the Credit, no other means of evidence, not even the oath, being permitted.

5.4. In the event that the Borrower shall default on the payment for any reason whatsoever, pursuant to cl. 7, the default interest shall be the above calculated, according to cl. 5.1 and 5.2, increased by 0.45%. On top of the Interest Rate the contribution of Law 128/75 at 0.6% per annum (or whichever percentage is applied by the Bank of Greece) shall be paid by the Borrower.

6. BALANCE

6.1. The account shall be periodically closed pursuant to Art. 112 of the Introductory Act to the Civil Code on the 21st March, 21st June, 21st September and 21st December of each year.  It is expressly agreed that in the event that interest and commission due to the Bank have not been paid by the above closing dates of the account which serves this present credit, the above interest shall bear interest counting from the first day of the delay.  The said interest over the interest shall immediately and without any further requirement be added by the Bank to the balance due, at semi-annual intervals, irrespectively by the said act of the Bank the total amount due exceeds the credit granted by this present.  In any case the provisions of the article 112 of the Introductory Act to the Civil Code shall apply.

6.2. The Bank is entitled unilaterally and according to its bookkeeping and accounting necessities to charge the above maturity dates of interest and commission and the dates of closing of the account, provided however that in such case the account shall be closed at least every three months.

6.3. At the end of calendar month the Bank shall send to the Borrower an exact copy of the Borrower’s account, showing the movement thereof during the previous months as well as the balance resulting quarterly at the periodical closing of the account. Within the month following the end of each calendar quarter the Borrower must notify the Bank in writing and against receipt of the non-reception by him of the copy of his account or of his non-approval of the entries therein or the balance thereof, as the case may be.  If the Bank does not receive any such notification, it shall be deemed that the Borrower has approved the entries and the quarterly balance; consequently the balance of the Account shall be deemed to have been acknowledged in the sense of Art. 874 of the Civil Code.  The fact that the Borrower has not received a copy of the Account shall be evidence of exclusively by the written proof that a notification in writing to the above effect was addressed from the Borrower to the Bank within one month from each quarterly closing of the Account; all other means of evidence, including even the oath, shall be excluded.

6.4. The Borrower agrees that excerpts, copies or photocopies of the Bank’s books, cheques invalidated and returned to the Borrower and the monthly statements sent to the Borrower and showing the movement of the account shall be conclusive evidence of the relations between the Borrower arising out of the present contract and of any indebtedness of the Borrower to the Bank.

7. REVOCATION OF CREDIT - DUE AND REPAYABLE - DEFAULT

7.1. The Bank is entitled at any time at its own discretion to revoke wholly or partially the credit and to close definitively the account.

7.2. Apart from the provisions of cl. (3.2.2), in the event that the credit is definitively closed, the balance becomes immediately due and repayable and the Borrower shall automatically fall in the position of a debtor with overdue debts pursuant to cl. (5.4).  The Borrower is also entitled at any time to discharge his indebtedness to the Bank and to request that the account be definitively closed.

7.3. More Borrowers are liable towards the Bank jointly and severally in full.  The default, the summoning, the negligence and the judicial precedent in respect of one of the co-debtors, are automatically binding and valid against the others.

8. CONNECTED CONTRACTS

8.1. Any particular documents, additional deeds or contracts concerning the granting by the Borrower to the Bank, of third party guarantees or other securities (as e.g. pledges of goods or of documents of title) as security for the Bank’s claims hereunder or arising out of any other cause, shall be deemed to constitute an integral part hereof.  In case use is made of the credit on payments by opening of confirmed credits or for the performance of advance payments, the Bank shall, as from the payments of each moneys, acquire the right of pledge on the goods covered by the bill of lading, as provided in Art. 25 and 34 of the Legislative Decrees dated 17 July / 13 August 1923 re special provisions concerning stock companies, regardless of any particular agreement concerning the pledging thereof.  Regardless of the above guarantees and securities, the Bank is entitled to seek at any time to satisfy, its claims against the Borrower out of any other assets of the Borrower.

8.2. Any negotiable instruments for any reason endorsed payable to the order of the Bank or for any reason delivered to the Bank shall not be deemed to have been endorsed or delivered in lieu of any pre-existing debt or account, but they maintain their individuality and the Bank shall be entitled to enforce all its rights arising therefrom against all obligors thereunder, including the Borrower.

9. SECURITIES

9.1. As security of the all abovementioned obligations, the borrower grants in favour of the Bank XXXXXX for the amount of XXXXXX.

The amount secured by the above will at any time be due and repayable on demand according to the provisions of cl. (3.2.2), (5.4), (6.1), (7.1), (7.2) or (3.4) as well as in any other event of default or any breach of the terms and conditions of the present contract.

9.2. The Bank is entitled to request from the Borrower to grant in favour of the Bank as security for any claim arising under the present contract and any future increase of the amount of the credit as well as any overdraft facility, apart from any other collateral securities, and a pledge over negotiable instruments claims, or things, which cover the total value of Bank’s claims (as determined in the above clauses).  The Borrower consents that the Bank is entitled to sub-pledge or use, either in personam or through an agent, the negotiable instruments, claims and things over which the pledge in favour of the Bank is granted.

10. MORE ACCOUNTS

In case of closing of the credit the Account or kept in connection with the said credit shall also be definitively closed and the Bank shall be entitled to amalgamate (consolidate) all such Accounts into one single Account by adding or otherwise setting off the balances thereof.  Regardless of such amalgamation (consolidation), in case of enforcement and/or foreclosure, one consolidated request for payment shall be served on the Borrower and it shall be accompanied by an exact statement demonstrating the movement of the Account since the last acknowledgement by the Borrower, the credit balance of the account or accounts as well as the one resulting from the addition or setting off of the balances of the other accounts all being the definitive, consolidated and indivisible total of the indebtedness resulting from the present credit, secured by all personal and real securities granted as security thereof.

11. REPRESENTATIONS OF BORROWER

In the case that the physical person or persons, who sign the contract in the name and on behalf of the Borrower, should not have full power to act in the name and to bind the Borrower, then the present contract shall be valid under the same terms for the benefit of the said physical persons, who under Art. 231 of Civil Code, are in such a case personally liable towards the Bank.

12. GOVERNING LAW AND JURISDICTION

12.1 This Agreement shall be governed by and construed in accordance with the Greek law and the parties irrevocably agree for the exclusive benefit of the Bank that the Courts of Piraeus, Greece are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and the Security Documents and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement and the Security Documents may be brought in the said Courts and the Borrower hereby irrevocably submits to the jurisdiction of the aforementioned Courts.

12.2 Nothing contained in this clause shall limit the right of the Bank to take proceedings against the Borrower in any other Court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdiction preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

12.3 The Borrower irrevocably waives (and irrevocably agrees not to raise) any objection which he may have now or subsequently to the laying of the venue of any proceedings in any such Court as is referred to in this Clause and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any proceedings brought in any such Court as is referred to in this clause shall be conclusive and binding upon the Borrower and may be enforced in the Courts of any other jurisdiction.

12.4 This present contract is subject to:

a) the Bank’s regulations as same may be at any time in force.

b) the provisions of the Legislative Decree dated 17.7/13.81923 are special provisions for anonymous companies,

c) any provisions concerning granting a privilege to the Bank,

d) the relevant P.D.T.E and resolutions of the Bank of Greece in force, and

e) all other provisions of the Greek Law, as above.

12.5 Any service on the Borrower shall be deemed as properly made if made at the following address: 42 Hatzikiriakou Ave. 18538 Piraeus, or if made to the following representative (entikloitos) whom the Borrower hereby appoints for the purpose of accepting service of process and documents that is XXXXX.  Any change to the above address and/or to the above representative may be opposed to the Bank only after such change has been notified in writing to the Bank by the Borrower as the case may be.  In case of absence of the Borrower or its representative for service or in case of change of their address that has not been made known to the Bank, the above facts being conclusively evidenced by the statement of the Judicial Bailiff to the effect that he did not find them without any further research and/or liability of the Bank, any service to be made on them shall be properly made by delivering the document to the Clerk of the Court of First Instance of Piraeus who is hereby appointed as representative of the Borrower to accept service.  Finally, any service on the Bank shall be made to its branch at 45, Akti Miaculi, Piraeus.

13. NOTICES

Any service on the Borrower shall deemed as properly made if made at the following address:

42 Hatzikiriakou Ave., 185 38, Piraeus, or if made to the following representative whom the Borrower herby appoints for the purpose of accepting service of process and documents: XXXXX

Any change in the above addresses or in the above representatives may be opposed to the Bank only after such change has been notified in writing to the Bank by the Borrower or the Guarantor, as the case may be.  In case of absence of the Borrower or their representative for service or in case of change of their address that has not been made known to the Bank, (the above facts being conclusively evidenced by the statement of the judicial bailiff to the effect that he did not find them, without any further research required and/or liability of the Bank), any service to be made on them shall be properly made by delivering the document to the Clerk of the Court of First Insurance of Piraeus, who is hereby appointed as their representative to accept service.

14. PENALTY

14.1 The facilities granted and under this present are subject to the decisions of the Monetary Authorities related to the financing of the Economy as in force from time to time which the Borrower declared that he is fully aware.

14.2 Following each drawdown of the loan, as per the above, the Borrower shall execute, if necessary and at the absolute discretion of the Bank, a declaration, the contents of which shall be determined according to the decision to the Monetary Authorities in force from time to time, and in which:

a) He will declare his compliance with the financing terms as valid in his case.

b) He will undertake the obligation to pay penalty in favour of the Greek State for any violation of the terms of his financing.

14.3 Given that the said penalty is determined, as stated hereinabove, by the terms and the rates in force from time to time according to the relevant decisions of the Monetary Authorities, it is agreed that in case the said rates are increased or reduced or other terms are added or are omitted, the new terms and rates shall apply, as same will be determined by the relative decisions of the Monetary Authorities.

15. FOREIGN EXCHANGE

It is stated that the present contract is executed and is denominated in foreign exchange according to the Resolution 1558/12/17.4.70 of the Currency Committee of the Bank of Greece. The amount of Credit will be drawn exclusively from the Bank’s free foreign exchange funds abroad and the payment of principal, interest and commissions by the Borrower will be in free foreign exchange of New York and from his own free foreign exchange funds. Consequently, the present contract and the collateral agreement, are not subject to stamp duties according to Art. 6 of Legislative Decree 189/1973.

16. MISCELLANEOUS

16.1 All terms hereof are essential and no complementation or amendment thereof shall be valid, unless made in writing.

16.2 The Borrower declares that he got knowledge of the contents of the terms and conditions of granting of this loan as same are described by the particular provisions of the laws, regulations, acts and decisions of the relative authorities in force today, and the Borrower unconditionally and unreservedly declares that he is aware of their contents and that he accepts same.

16.3 The Borrower unconditionally and unreservedly waives the right to object and declare this present null and void for any reason whatsoever particularly according to the articles 138, 140 fol. 147 fol. 154, 177, 178 and 388 of Civil Code.

17. GUARANTEE

17.1 The Guarantor hereby declares that he got knowledge of the relative contracts, applications and additional deeds between, inter alia, the Bank and the Borrower, the terms of which constitute an integral part hereof, he guarantees to the Bank in favour of the Borrower the proper, punctual and on the whole fulfilment of all the Borrower’s obligations to the Bank referred to in this present Loan Agreement for the principal amount, interest, commissions and expenses in the full extent provided for in Art. 851 of the Civil Code.

17.2 The Guarantor further declares that he undertakes the said liability as primary obligor and that he waives the rights of plea of excuse and division as well as any right and/or objections arising out of Articles 853, 855, 862, 863, 866, 867, 868 and 869 of the Civil Code, as well as of any other objection brought against the Bank including objections and personam or not of the Borrower against the Bank, and that any acknowledgement by the Borrower of debts covered by the present Guarantee shall be binding on the Guarantor as well.

17.3 The Guarantor hereby irrevocably authorizes the Bank to bring any amount owed to the Bank by the Borrower as well as any taxes, interests, commissions and expenses in any way connected therewith to the debit of any existing or future account of the Guarantor with the Bank, in any currency and with any branch of the Bank the said account may be kept and/or to set off the said amounts from any claim of the Guarantor against the Bank even though such claim may arise out of deposits and/or remittances and the Guarantor hereby acknowledges as valid whatever the Bank may do by virtue of its present authority.

17.4 The Guarantor declares that he is also liable for ancillary obligations agreed between the Bank and the Borrower even if the above obligations were due and payable at the time of signing this present guarantee or the Guarantor was not aware of the existence of the same at the time of signing this present guarantee.

17.5 The Guarantor acknowledges that extracts, photocopies or microfilms of the Bank’s books or statements issued by the Bank shall be conclusive evidence of any amount due to the Bank.

17.6 Any notice or communications to the Guarantor shall be deemed as validly made at the following address: 42 Hatzilkiriakou Ave., 185 38, Piracus.

17.7 The Guarantor shall hear all dues and expenses connected with the conclusion of this present guarantee e.g. stamp duty, turnover tax, etc. The Guarantor agrees that the Bank, in case the latter has advanced the above expenses, is entitled to bring the relative amounts to the debit of the Guarantor’s account with the Bank.

17.8 If at any time the Bank fails to exercise any of its rights hereunder or if any of the said rights are exercised by the Guarantor with the consent of the Bank or if the Bank shows any leniency towards the Guarantor at any time, it will not constitute a waiver of the Bank’s rights not shall it prejudice the said rights and the Bank shall not be hindered from acting in the future in strict compliance with its rights hereunder.

17.9 The present guarantee shall be valid even if the Borrower’s obligations to the Bank hereby secured are considered by the Bank void or unenforceable for any reason whatsoever. In that case the Guarantor expressly undertakes the obligation towards the Bank as prime obligor and by way of indemnity for the same amount for which the Guarantor would have been liable by way of guarantee, as if a valid indebtedness or liability as between the Borrower and the Bank has been created.

17.10 The present security is given in addition to any other security the Bank has or may have for the claims secured by this present and it does not affect such securities nor is it affected by them.

17.11 The Guarantor undertakes not to obtain or request any security encumbering the Borrower’s assets without the prior written consent of the Bank.

17.12 The Guarantor further undertakes not to demand payments of any amount due to him by the Borrower unless all of the Borrower’s debts to the Bank secured hereby have first been fully paid.

17.13 The Guarantor declares that he got knowledge of the opening of the account(s) no.113011 in the name of the Borrower with the Bank in connection with the said facility granted to the Borrower by the Bank and that he waives any and all rights to accept service of photocopies or extracts of the said account(s) and that he unreservedly acknowledges any balance acknowledged by the Borrower.

17.14 The Guarantor hereby irrevocably and unreservedly waives the right to object and request the annulment of this present for any reason whatsoever particularly according to the articles 138, 140 fol., 147 fol., 154, 177, 178 and 388 of the Civil Code.

17.15 The Bank through its aforementioned representative accepts all the declarations of the Guarantor and the contents of his guarantee.

THE BORROWER	THE GUARANTOR	THE BANK

For the Royal Bank of Scotland plc, [ILLEGIBLE] Branch

/s/ AEGEAN MARINE	/s/ DIMITRIOS MELISSANIDES	/s/ [ILLEGIBLE]
AEGEAN MARINE PETROLEUM NETWORK INC	DIMITRIOS MELISSANIDES

/s/ [ILLEGIBLE]
LEVERET INTERNATIONAL INC